Northern Lights Fund Trust II

 CODE OF ETHICS

May 17, 2011

Northern Lights Fund Trust II (the “Trust”) and each of its series (the “Funds”) has adopted this Code of Ethics (the “Code”) in order to set forth guidelines and procedures that promote ethical practices and conduct by all of its Access Persons and to ensure that all Access Persons comply with the federal securities laws.  Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code.

THE INTERESTS OF THE FUNDS MUST ALWAYS BE PARAMOUNT

Access Persons have a legal, fiduciary duty to place the interests of the Funds ahead of their own.  In any decision relating to their personal investments, Access Persons must scrupulously avoid serving their own interests ahead of those of the Trust.

Access Persons may not take advantage of their relationship with the Funds

Access Persons should avoid any situation (unusual investment opportunities, perquisites and accepting gifts of more than token value from persons seeking to do business with the Funds) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of the Funds.

All Personal Securities Transactions should avoid any actual, potential, or apparent conflicts of interest

Although all Personal Securities Transactions by Access Persons must be conducted in a manner consistent with this Code, the Code itself is based on the premise that Access Persons owe a fiduciary duty to the Funds, and should avoid any activity that creates an actual, potential, or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Access Persons must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual’s fiduciary duty to the Funds.

Access Persons must comply with all applicable laws

In both work-related and personal activities, Access Persons must comply with all applicable laws, including the federal securities laws.

Any violations of this Code should be reported promptly to the Chief Compliance Officer or his designee.  Failure to do so will be deemed a violation of the Code.

DEFINITIONS

“Access Person” shall have the same meaning as set forth in Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and shall include:

1.

all officers and trustees (or persons occupying a similar status or performing a similar function) of the Funds;

2.

all officers and trustees (or persons occupying a similar status or performing a similar function) of the Advisers with respect to its corresponding series of the Trust

3.

any employee of the Trust or the Advisers (or of any company controlling or controlled by or under common control with the Trust or the Advisers) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Funds, or whose functions relate to the making of any recommendations with respect to the purchase or sale; and

4.

any other natural person controlling, controlled by or  under common control with the Trust or the Advisers who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

“Beneficial Ownership” means in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security.

“Chief Compliance Officer” means the Code of Ethics Compliance Officer of the Trust with respect to Trustees and officers of the Trust, or the CCO of the Advisers with respect to Advisers personnel.

“Code” means this Code of Ethics.

“Covered Security” means any Security, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (iii) shares issued by open-end mutual Funds.

“Decision Making Access Person” means any Access Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales. Decision Makers typically are Advisers personnel.

“Funds” means series of the Trust.

“Immediate family” means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and should include adoptive relationships.  For purposes of determining whether an Access Person has an “indirect pecuniary interest” in securities, only ownership by “immediate family” members sharing the same household as the Access Person will be presumed to be an “indirect pecuniary interest” of the Access Person, absent special circumstances.

“Independent Trustees” means those Trustees of the Trust that would not be deemed an “interested person” of the Trust, as defined in Section 2(a)(19)(A) of the 1940 Act.

“Indirect Pecuniary Interest” includes, but is not limited to: (a) securities held by members of the person’s Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in Fund securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by the Trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, Trustee, or person or entity performing a similar function, with certain exceptions.

“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

“Personal Securities Transaction” means any transaction in a Covered Security in which an Access Person has a direct or indirect Pecuniary Interest.

“Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” for the Trust when a recommendation to purchase or sell has been made and communicated by a Decision Making Access Person, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.  These recommendations are placed on the “Restricted List” until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold.

“Restricted List” means the list of securities maintained by the Chief Compliance Officer in which trading by Access Persons is generally prohibited.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-Trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-Trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly know as “security”, or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

“Advisers” means the Advisers to the Trust.

“Trust” means Northern Lights Fund Trust II.

PROHIBITED ACTIONS AND ACTIVITIES

A.

No Access Person shall purchase or sell directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale;

(1)

is being considered for purchase or sale by a Fund, or

(2)

is being purchased or sold by a Fund.

B.

Decision-Making Access Persons may not participate in any initial public offering of Covered Securities in any account over which they exercise Beneficial Ownership.  All other Access Persons must obtain prior written authorization from the Chief Compliance Officer or his designee prior to such participation;

C.

No Access Person may purchase a Covered Security in which by reason of such transaction they acquire Beneficial Ownership in a private placement of a Security, without prior written authorization of the acquisition by the Chief Compliance Officer or his designee;

D.

Access Persons may not accept any fee, commission, gift, or services, other than de minimus gifts, from any single person or entity that does business with or on behalf of the Trust;

E.

Decision-Making Access Persons may not serve on the board of directors of a publicly traded company without prior authorization from the Chief Compliance Officer or his designee based upon a determination that such service would be consistent with the interests of the Trust.  If such service is authorized, procedures will then be put in place to isolate such Decision-Making Access Persons serving as directors of outside entities from those making investment decisions on behalf of the Trust.

Advanced notice should be given so that the Trust or Advisers may take such action concerning the conflict as deemed appropriate by the Chief Compliance Officer or his designee.

F.

Decision-Making Access Person may not execute a Personal Securities Transaction involving a Covered Security without authorization of the Chief Compliance Officer or such persons who may be designated by the Chief Compliance Officer from time to time.

G.

It shall be a violation of this Code for any Access Person, in connection with the purchase or sale, directly or indirectly, of any Covered Security held or to be acquired by a Fund:

a.

to employ any device, scheme or artifice to defraud the Trust;

b.

to make to the Trust any untrue statement of a material fact or to omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c.

to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or

d.

to engage in any manipulative practice with respect to the Trust.

EXEMPTED TRANSACTIONS

The provisions described above under the heading Prohibited Actions and Activities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

•

Purchases or Sales of Securities effected in any account in which an Access Person has no Beneficial Ownership;

•

Purchases or Sales of Securities which are non-volitional on the part the Access Person (for example, the receipt of stock dividends);

•

Purchase of Securities made as part of automatic dividend reinvestment plans;

•

Purchases of Securities made as part of an employee benefit plan involving the periodic purchase or company stock or mutual Funds; and

•

Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

All Decision-Making Access Persons wishing to engage in a Personal Securities Transaction must obtain prior authorization of any such Personal Securities Transaction from the Chief Compliance Officer or such person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations. Personal Securities Transactions by the Chief Compliance Officer shall require prior authorization from the President or Chief Executive Officer of the Trust (unless such person is also the Chief Compliance Officer), who shall perform the review and approval functions relating to reports and trading by the Chief Compliance Officer. The Trusts shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

Any authorization so provided is effective until the close of business on the fifth trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the order originally amends the order in any manner.  Authorization for “good until canceled” orders is effective unless the order conflicts with a Trust order.

If a person wishing to effect a Personal Securities Transaction learns, while the order is pending, that the same Security is being considered for Purchase or Sale by a Fund, such person shall cancel the trade.

REPORTING AND MONITORING

The Chief Compliance Officer or such person or persons that the Chief Compliance Officer may from time to time designate shall monitor all personal trading activity of all Access Persons pursuant to the procedures established under this Code.

Disclosure of Personal Brokerage Accounts

Within ten days of the commencement of employment or at the commencement of a relationship with the Trust, all Access Persons, except Independent Trustees, are required to submit to the Chief Compliance Officer or his designee a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or an Immediate Family member has Beneficial Ownership.  Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date.  In addition, if a new brokerage account is opened during the course of the year, the Chief Compliance Officer or his designee must be notified immediately.

The information required by the above paragraph must be provided to the Chief Compliance Officer or his designee on an annual basis, and the report of such should be submitted with the annual holdings reports described below.

Each of these accounts is required to furnish duplicate confirmations and statements to the Chief Compliance Officer or his designee. These statements and confirms for each series of the Trust may be sent to the Advisers.

INITIAL HOLDINGS REPORT

Within ten days of becoming an Access Person (and with information that is current as of a date no more than 45 days prior to the date that the report was submitted), each Access Person, except Independent Trustees must submit a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership.  This report must state the date on which it is submitted.

ANNUAL HOLDINGS REPORTS

All Access Persons, except Independent Trustees, must supply the information that is required in the initial holdings report on an annual basis, and such information must be current as of a date no more than 45 days prior to the date that the report was submitted.  Such reports must state the date on which they are submitted.

QUARTERLY TRANSACTION REPORTS

All Access Persons shall report to the Chief Compliance Officer or his designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

•

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

•

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•

The price of the Covered Security at which the transaction was effected; and

•

The name of the broker, dealer, or bank with or through whom the transaction was effected.

•

The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to each Adviser’s address noted above is an acceptable form of a quarterly transaction report.

An Independent Trustee need only make a quarterly transaction report if he or she, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately preceding or following the date of the transaction by the Independent Trustee, the Covered Security was purchased or sold by a Fund or was considered for purchase or sale by a Fund.

ENFORCEMENTS AND PENALTIES

The Chief Compliance Officer or his designee shall review the transaction information supplied by Access Persons.  If a transaction appears to be a violation of this Code, the transaction will be reported to the Trusts Board of Trustees.

Upon being informed of a violation of this Code, the Trusts Board of Trustees may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code.  The Trusts shall impose sanctions in accordance with the principle that no Access Person may profit at the expense of its clients. Any losses are the responsibility of the violator. Any profits realized on personal securities transactions in violation of the Code must be disgorged in a manner directed by the Board of Trustees.

Annually, the Chief Compliance Officer at each regular meeting of the Board shall issue a report on Personal Securities Transactions by Access Person. The report submitted to the board shall:

•

Summarize existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;

•

Identify any violations of this Code and any significant remedial action taken during the prior year; and;

•

Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.

ACKNOWLEDGMENT

The Trust must provide all Access Persons with a copy of this Code.  Upon receipt of this Code, all Access Persons must do the following:

All new Access Persons must read the Code, complete all relevant forms supplied by the Chief Compliance Officer or his designee (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer or his designee to discuss the provisions herein within two calendar weeks of employment.

Existing Access Persons who did not receive this Code upon hire, for whatever reason, must read the Code, complete all relevant forms supplied by the Chief Compliance Officer or his designee (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer or his designee to discuss the provisions herein at the earliest possible time, but no later than the end of the current quarter.

All Access Persons must certify on an annual basis that they have read and understood the Code.